UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 27, 2019

BABCOCK & WILCOX ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	001-36876	47-2783641
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20 SOUTH VAN BUREN AVENUE BARBERTON, OHIO	44203
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, including Area Code: (330) 753-4511

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	BW	New York Stock Exchange

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
This Current Report on Form 8-K is being filed by Babcock & Wilcox Enterprises, Inc. (the “Company,” “we,” “our” or “us”) in connection with the approval of certain bonus arrangements relating to services provided by Kenneth Young, our Chief Executive Officer, and Louis Salamone, our Chief Financial Officer.
As we have previously disclosed, our executive compensation programs are based on a strong alignment between pay and performance, rewarding those who achieve or exceed their goals. We use cash, among other incentives, to drive strong results for our stockholders. To that end, our executive compensation programs are designed to:

•	Incent and reward annual and long-term performance;

•	Set rigorous, but motivating goals;

•	Align interests of our executives with stockholders; and

•	Attract and retain well-qualified executives.
In furtherance of this philosophy, our Compensation Committee has determined to grant cash bonuses in the amount of $2,000,000 and $750,000 for services provided by Messrs. Young and Salamone, respectively. In making this determination, our Compensation Committee considered Messrs. Young’s and Salamone’s strong performance since joining the Company in the fourth quarter of 2018, including, among other achievements, their extraordinary efforts to resolve our Vølund European EPC loss projects, which involved:

•	Completing the turnover of two EPC projects during the first quarter of 2019;

•	Mediating disputes between a customer and subcontractors on another EPC project, and completing the turnover of the project during the first quarter of 2019;

•	Negotiating with a customer, as well as its lending group, on two additional EPC projects that settled all of our remaining obligations under both projects; and

•	Negotiating a release of our remaining obligations under another project.
In addition, our Compensation Committee considered Messrs. Young’s and Salamone’s successful negotiation of numerous waivers and amendments to our U.S. credit agreement during the first three months of 2019, a period in which we faced significant financial and liquidity challenges. Messrs. Young and Salamone also have led a number of operational and administrative improvements across the Company to realign our business and improve efficiency, which are designed to, among other things, save us approximately $100 million annually.
These bonuses will be accrued as expense during the second quarter of 2019 to the extent required by applicable accounting guidance. Payment of these bonuses will be delayed until such date or dates in the future as our liquidity position has sufficiently improved to permit such payments (or portions thereof) to be made. This determination will be made by our Board of Directors in the case of the consulting arrangement for Mr. Young's services and by Mr. Young in the case of Mr. Salamone.
Our Compensation Committee further established 2019 cash bonus performance targets of $1,000,000 under the consulting arrangement for Mr. Young’s services and $300,000 for Mr. Salamone, which will be payable if the following financial goals are met:

Performance Level	Incentive Payout (1)	Adjusted EBITDA (2)
Below threshold	0%	Less than $29 million
Threshold	85%	$29 million
Target	100%	$33 million
Maximum	110%	At least $40 million
(1)All payouts for results between threshold and target and between target and maximum would be prorated on a straight-line basis.
(2)Defined as our adjusted earnings before interest, taxes, depreciation and amortization, with such adjustments as determined in the reasonable discretion of our Compensation Committee.
In setting the above financial metrics, our Compensation Committee retained negative discretion to adjust the above payouts downward based on individual qualitative performance measures such as safety, human capital management, ethics and compliance, among others.
As previously disclosed in a Current Report on Form 8-K filed on November 23, 2018, Mr. Young continues to receive his salary and benefits from B. Riley Financial, Inc. (“B. Riley”) in connection with his service as President of B. Riley. Accordingly, we contract for Mr. Young’s services as our Chief Executive Officer pursuant to a consulting agreement between us and BRPI Executive Consulting, LLC (“BRPI”), an affiliate of B. Riley. All amounts payable in connection with Mr. Young’s services as our Chief Executive Officer are made to BRPI (including any bonus payments described above).
B. Riley is a significant stockholder of, and lender to, the Company. As previously disclosed, we are party to various agreements, including an investor rights agreement and registration rights agreement, with an affiliate of B. Riley. This same affiliate will also act as the backstop for our upcoming rights offering. Our Related Party Transactions Policy requires our Audit and Finance Committee to review transactions between us and related parties, such as B. Riley. As a result, in addition to our Compensation Committee’s approval, on June 27, 2019, our Audit and Finance Committee approved the bonus arrangements payable in connection with Mr. Young’s services.
Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BABCOCK & WILCOX ENTERPRISES, INC.

June 27, 2019	By:	/s/ J. André Hall
J. André Hall
Senior Vice President, General Counsel and Corporate Secretary